EXHIBIT 5.1
[LETTERHEAD OF BAKER & MCKENZIE LLP (U.K.)]
The Directors
Ensco plc
6 Chesterfield Gardens
London, W1J 5BQ
England
3 March, 2011
Dear Sirs,
Registration Statement on Form S-4 of Ensco plc (the “Company”) dated 3 March 2011
(the “Registration Statement”)
1.	INTRODUCTION AND SCOPE

1.1	We have acted as legal advisers to the Company as to English law in connection with the proposed registration under the United States Securities Act of 1933, as amended, of up to 87,819,640 Class A ordinary shares with a nominal value of $0.10 each in the share capital of the Company (the “Shares”) to be issued in connection with the Agreement and Plan of Merger dated 6 February 2011 and as amended on 1 March 2011 by and among the Company, Pride International, Inc. (“Pride”), ENSCO Ventures LLC (“Merger Sub”) and ENSCO International Incorporated (the “Merger Agreement”) providing for the merger of Merger Sub with and into Pride pursuant to Delaware law (the “Merger”) and have taken instructions solely from the Company.

1.2	This letter sets out our opinion on certain matters of English law as applied by the English courts as at today’s date and shall be governed by and construed in accordance with English law. We have made no investigation of the laws of any jurisdiction other than those of England and we do not express or imply any opinion as to the laws of any jurisdiction other than those of England. We do not express any opinion on European Community law as it affects any jurisdiction other than England. We express no opinion as to matters of fact.

1.3	The opinion in this letter is limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter.

2.	DOCUMENTS AND ENQUIRIES

2.1	For the purposes of this letter, we have examined copies of the following documents:
(a)	the Merger Agreement;

(b)	a certificate of the Company Secretary of the Company dated 3 March 2011 and the documents annexed thereto (the “Certificate”);

(c)	the results of our search on 28 February 2011 of the public records of the Company on file and available for inspection by the public at the UK Companies Registry (the “Company Search”); and

(d)	the final form of a letter agreement to be entered into between the Company, Citibank, N.A. (the “Depositary”) and Citibank, N.A. (London Branch) (the “Custodian”), a copy of which is attached to the Certificate (the “Allotment Letter Agreement”).
2.2	Except as noted above, we have not made any enquiries or searches concerning the Company or examined any other documents.

3.	ASSUMPTIONS

3.1	For the purposes of this letter, we have assumed (without making any investigation) that:
(a)	the information disclosed by the Company Search was and remains complete, accurate and up to date as at the date of this letter and will so remain as at the date of allotment and issue of the Shares (the “Allotment Date”);

(b)	all statements made in the Certificate are at the date of this letter and will as at the Allotment Date remain complete, accurate and not misleading;

(c)	the resolution passed by the members of the Company on 15 December 2009, authorising the directors of the Company for the purposes of section 561 Companies Act 2006 to exercise all the powers of the Company to allot shares in the Company up to an aggregate nominal amount of US$30 million for a period expiring 5 years from the date of the resolution will not be revoked or varied prior to the Allotment Date;

(d)	as at the Allotment Date, the authority referred to in paragraph 3.1(c) above will remain unutilised to the extent necessary to permit the allotment and issue of no less than 87,819,640 Class A ordinary shares with a nominal value of $0.10 each in the share capital of the Company;

(e)	the resolutions duly passed by the Board of Directors of the Company pursuant to the authority referred to in paragraph 3.1(c) above with respect to the allotment and issue of the Shares will not be revoked or varied prior to the Allotment Date;

(f)	prior to the Allotment Date, a general meeting of the shareholders of the Company will be duly convened and held and the resolution(s) to be proposed at such meeting will be passed in the form set out in the notice of general meeting to be included in the joint proxy statement/ prospectus which forms part of the Registration Statement and, once passed, the relevant resolution(s) will not be revoked or varied prior to the Allotment Date;

(g)	prior to the Allotment Date, the Allotment Letter Agreement will be duly executed and delivered by the parties thereto and the Company will have received the valuation report to be issued pursuant to and in accordance with section 593 Companies Act 2006 and will have delivered or caused to be delivered a copy of such report to the Depositary and the Custodian or its nominee in accordance with the Allotment Letter Agreement;

(h)	the Merger is completed and becomes effective in accordance with the Merger Agreement prior to the Allotment Date; and

(i)	following receipt and delivery of the report referred to in paragraph 3.1(g) above and subject to the Merger being completed and becoming effective as referred to in paragraph 3.1(h) above, the Shares will be allotted and issued to the Custodian or its nominee in accordance with the terms of the Allotment Letter Agreement.
3.2	We have further assumed (without making any investigation) that:
(a)	all documents submitted to us as originals are authentic and complete;

(b)	all documents submitted to us in electronic form or via facsimile transmission or as photocopies or other copies of originals conform to the originals and all such originals are authentic and complete; and

(c)	any signatures and seals on the documents reviewed by us are genuine.
4.	OPINION

4.1	Based on and subject to the foregoing, and subject to any matters not disclosed to us, we are of the opinion that the Shares to be allotted and issued by the Company pursuant to and in accordance with the Merger Agreement and the Allotment Letter Agreement will, when so allotted and issued, be validly issued and credited as fully paid.

4.2	This opinion is given only by Baker & McKenzie LLP, an English limited liability partnership, and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member or associated firm thereof. In this letter the expressions “we”, “us”, “our” and like expressions should be construed accordingly.

4.3	This opinion is given for the sole benefit of the addressee in connection with the Merger. This opinion is not to be relied upon by any other person or for any other purpose or quoted or referred to in any public document without our prior written consent.

4.4	We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the joint proxy statement/ prospectus which forms part of the Registration Statement. In giving such consent we do not admit that we come within the category of persons whose consent is required under section 7 of the United States Securities Act of 1933, as amended.
Yours faithfully,
/s/ Baker & McKenzie LLP
Baker & McKenzie LLP

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